Exhibit 99.1

Gap Inc. Reports First Quarter Fiscal 2026 Results,
Raises Full Year Earnings Per Share Outlook

Net sales up 1% compared to last year

Comparable sales up 2%, positive for ninth consecutive quarter

Gross margin of 40.5%, exceeded outlook

Returned $464 million in cash to shareholders in the form of share repurchases and dividends

Raises full year earnings per share outlook

SAN FRANCISCO – May 28, 2026 – Gap Inc. (NYSE: GAP), the largest specialty apparel company in the U.S. with a purpose-driven house of iconic brands including Old Navy, Gap, Banana Republic, and Athleta, today reported financial results for its first quarter ended May 2, 2026.

“In the first quarter, Gap Inc. delivered continued progress against our strategic priorities, including further market share gains and achieving our ninth consecutive quarter of positive comparable sales,” said President and Chief Executive Officer, Richard Dickson. “Gap brand delivered a standout quarter with a double-digit comp, marking one of the brand’s strongest performances in over two decades. Performance across our other brands was varied, reflecting both the different stages of their transformation and some brand-specific dynamics.”

Dickson continued, “As we move forward, we remain focused on continuous improvement in our core business, while seeding growth accelerators to help amplify the reach and relevance of our portfolio over time. At the same time, we are increasing capital returns to shareholders, reflecting the growing strength of our balance sheet and our strong conviction in the long-term potential of the company.”

First Quarter Fiscal 2026 – Financial Results

•Net sales of $3.5 billion were up 1% compared to last year. Comparable sales were up 2%.
•Store sales increased 3% compared to last year. The Company ended the quarter with nearly 3,500 store locations in about 35 countries, of which 2,477 were company-operated.
•Online sales decreased 2% compared to last year and represented 38% of total net sales.
•Gross margin of 40.5% decreased 130 basis points versus last year, exceeding outlook.

•Merchandise margin decreased 100 basis points versus last year, inclusive of an estimated net tariff impact of approximately 200 basis points. The underlying merchandise margin expansion was primarily driven by strength at the Gap brand and improved inventory management. Average unit retail increased across all brands.
•Rent, occupancy, and depreciation ("ROD") as a percent of sales deleveraged 30 basis points versus last year.
•Operating expense was $972 million and operating expense as a percent of net sales was 27.8%.
•Excluding a $313 million net gain related to a legal settlement and a concurrent $50 million charitable donation (the "non-recurring items"), adjusted operating expense was $1.2 billion and adjusted operating expense as a percent of net sales was 35.3%.
•Operating income was $445 million and operating margin was 12.7%.
•Adjusted operating income was $182 million and adjusted operating margin was 5.2%, excluding the net impact of non-recurring items.
•The effective tax rate was 24.7% and adjusted effective tax rate was 22.5%, which excludes the net impact of non-recurring items.
•Net income was $339 million and diluted earnings per share were $0.90.
•Adjusted net income was $145 million and adjusted diluted earnings per share were $0.38, excluding the net impact of non-recurring items.

Balance Sheet and Cash Flow Highlights

•Ended the quarter with cash, cash equivalents and short-term investments of $2.6 billion, an increase of 15% from the prior year.
•Net cash from operating activities was $213 million, inclusive of the net impact of non-recurring items. Free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $78 million.
•Ending inventory of $2.1 billion was flat compared to last year.
•Capital expenditures were $135 million.

Shareholder Returns

•Returned $464 million of cash to shareholders in the form of share repurchases and dividends during the first quarter of fiscal 2026.
•Share Repurchases:
◦Executed a $200 million accelerated share repurchase program ("ASR"), resulting in the repurchase of 8.3 million shares.
▪Received an initial delivery of 6.9 million shares during the first quarter, with an additional 1.4 million shares received upon completion of the program in the second quarter.
◦In addition to the ASR, repurchased 8 million shares in the open market for $201 million during the first quarter.
◦Following these actions, the Company has $599 million remaining under its existing share repurchase authorization.
•Dividends:

◦Paid $63 million in dividends during the first quarter of fiscal 2026, reflecting a quarterly dividend of $0.175 per share, up 6% from the prior year.
◦The Company’s Board of Directors approved a second quarter fiscal 2026 dividend of $0.175 per share.
Additional information regarding adjusted operating expenses, adjusted operating expense as a percent of net sales, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share and free cash flow, which are non-GAAP financial measures, is provided at the end of this press release along with reconciliations of these measures from the most directly comparable GAAP financial measures for the applicable period.

First Quarter Fiscal 2026 – Global Brand Results

Comparable Sales:

	Q1 2026	Q1 2025
Old Navy	1%	3%
Gap	10%	5%
Banana Republic	2%	—%
Athleta	(11)%	(8)%
Gap Inc.	2%	2%

Old Navy:
•First quarter net sales of $2.0 billion were up 1% compared to last year. Comparable sales were up 1%. Old Navy continued to win in strategic categories, including denim, active, and kids and baby, while customer response to women's dresses was weaker.

Gap:
•First quarter net sales of $796 million were up 10% compared to last year. Comparable sales were up 10%. Gap continued to demonstrate culturally relevant storytelling that strengthened its presence in destination categories, including denim, fleece and kids and baby.

Banana Republic:
•First quarter net sales of $431 million were up 1% compared to last year. Comparable sales were up 2%. The brand delivered its fourth consecutive quarter of positive comparable sales, with growth across men’s and women’s fueled by continued elevation in merchandising and storytelling.

Athleta:
•First quarter net sales of $270 million were down 12% compared to last year. Comparable sales were down 11%. The brand remains focused on rebuilding for the long term and launching a stronger, reimagined assortment in the second half of the year.

Fiscal 2026 Outlook

The Company's outlook reflects a balanced approach, factoring in favorability from updated tariff assumptions while also taking into consideration potential uncertainties in the operating environment over the balance of the year.

The current outlook assumes a 10 percent tariff rate under Section 122 for inventory received after February 24, 2026 through July 24, 2026, followed by a reversion for the remainder of the year to the IEEPA-level tariff rates reflected in the Company's prior outlook. This is expected to result in approximately $80 million of net tariff relief to gross profit and operating income, or approximately 50 basis points of benefit to gross margin and operating margin in fiscal 2026. The benefit is expected to be concentrated in the second and third fiscal quarters based on the timing of receipts. The Company is currently reserving the full estimated benefit to provide flexibility in managing the business through the remainder of the year, with approximately half intended to offset the potential impact of sustained elevation in fuel costs and the balance available to respond to potential changes in the promotional and competitive environment.

On a reported basis, the Company expects full year diluted earnings per share to be approximately $2.83 to $2.93, operating expense leverage, and operating margin expansion each including the impact of non-recurring items.

All fiscal 2026 outlook measures provided below exclude the net impact of non-recurring items.

Full Year Fiscal 2026

	Current FY 2026 Outlook	Prior FY 2026 Outlook	FY 2025 Results[1]
Net sales	Up 1% to 2% year-over-year	Up 2% to 3% year-over-year	$15.4 billion
Gross margin	Flat to up slightly year-over-year	Flat to up slightly year-over-year	40.8%
Adjusted operating expense (% of net sales)	About flat year-over-year	About flat year-over-year	33.5%
Adjusted operating margin	About 7.3% to 7.5%	About 7.3% to 7.5%	7.3%
Net interest income	Approximately $25 million	Approximately $10 million to $15 million	$17 million
Effective tax rate	Approximately 25%	Approximately 27%	27.9%
Diluted weighted average share count	Approximately 375 million	N/A	384 million
Adjusted diluted earnings per share	Approximately $2.30 to $2.40	Approximately $2.20 to $2.35	$2.13
Capital expenditures	Approximately $650 million	Approximately $650 million	$470 million
Net store closures [2]	About flat	About flat	32

Second Quarter Fiscal 2026

	Second Quarter Fiscal 2026 Outlook	Q2 2025 Results
Net sales	Flat to down 1% year-over-year	$3.7 billion
Gross margin	Flat to down 50 basis points	41.2%
Operating expense (% of net sales)	Deleverage approximately 110 basis points to 120 basis points	33.4%

Webcast and Conference Call Information
Shirley Martin, Senior Director of Investor Relations at Gap Inc., will host a conference call to review the Company’s first quarter fiscal 2026 results beginning at approximately 2:00 p.m. Pacific Time today. Ms. Martin will be joined by President and Chief Executive Officer, Richard Dickson and Chief Financial Officer, Katrina O’Connell.

A live webcast of the conference call and accompanying materials will be available online at investors.gapinc.com. A replay of the webcast will be available at the same location.

Market Share Information
References to market share in this press release and related conference call and accompanying materials are for the US market, according to Circana data for the 12 month period ending April
1 There were no adjusted metrics during fiscal 2025, therefore, reported amounts for operating expense as a percentage of net sales, operating margin, and diluted earnings per share are included for comparative purposes.
2 Refers to company-operated stores.

2026, unless stated otherwise. Market share data is subject to limitations on the availability of up-to-date information. In particular, market share data may not be available for all retail channels in a category. The Company believes that the Circana data is reliable, but it has not verified the accuracy or completeness of the data or any assumptions underlying the data. In addition, market share information reported by the Company may be different from market share information reported by other companies due to differences in category definitions, the use of data from different vendors, internal estimates and other factors.

Non-GAAP Disclosure
This press release and related conference call and accompanying materials include financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the Company’s financial performance, to enhance the overall understanding of its past performance and future prospects, and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The Company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the Company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of non-GAAP measures included in this press release and related conference call and accompanying materials is provided in the tables to this press release.

The non-GAAP measures included in this press release and related conference call and accompanying materials are free cash flow and certain adjusted statement of operations metrics, including: (i) adjusted operating expenses; (ii) adjusted operating expenses as a percentage of net sales; (iii) adjusted operating income; (iv) adjusted operating margin, (v) adjusted net income; (vi) adjusted income tax expense and (vii) adjusted earnings per share. Free cash flow and the adjusted statement of operations metrics exclude the impact of certain items. Reconciliations from the most directly comparable GAAP measures are set forth in the tables to this press release.

The non-GAAP measures used by the Company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The Company urges investors to review the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the Company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call and accompanying materials contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-

looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: our strategic priorities including maintaining financial and operational rigor, reinvigorating our brands, strengthening our platform, and energizing our culture; executing on our brand reinvigoration playbook; our continuing strategic expansion into the beauty category; momentum at Old Navy, Gap and Banana Republic; resetting Athleta for long-term success and the timeline therefor; our supply chain's strategic advantages; the next phase of our transformation including building momentum and creating new growth opportunities; our approach to inventory; our dividends and share repurchases; our macroeconomic expectations for fiscal 2026; expected fiscal 2026 net sales; expected fiscal 2026 gross margin; the expected impact of tariffs on gross margin in fiscal 2026; expected fiscal 2026 operating expenses/SG&A; expected fiscal 2026 operating margin; our expected fiscal 2026 effective tax rate; the expected impact on earnings per share of changes to our expected effective tax rate in fiscal 2026; the expected impact of tariffs on fiscal 2026 financial results and the timing thereof; our ability to mitigate the impact of tariffs in fiscal 2026; our average unit retail growth plans; expected fiscal 2026 net interest income; expected fiscal 2026 capital expenditures; and expected fiscal 2026 net store closures.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our business, financial condition, results of operations, or reputation: the overall global economic and geopolitical environment, uncertainties related to government fiscal, monetary, trade, and tax policies, and consumer spending patterns; recent changes in U.S. trade policy and tariffs, and the risk of potential future changes or worsening trade tensions between the United States and other countries; the risk that trade matters, including tariffs on goods imported from our sourcing countries, could further increase our costs, or reduce the supply of apparel available to us; the risk that our enterprise risk management efforts will not be successful in mitigating the negative impact of tariffs; the risk that our investments in customer, digital, omni-channel, and other strategic initiatives, including beauty, accessories and the development of our Fashiontainment platform, may not deliver the results we anticipate; the highly competitive nature of our business in the United States and internationally; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that we may be unable to manage our inventory and fulfillment operations effectively and the resulting impact on our sales and results of operations; the risk that we fail to maintain, enhance and protect our brand image and reputation; the risk that failures of, or updates or changes to, our digital and information technology systems, including our continued integration of data science and artificial intelligence, may disrupt our operations; the risk that we do not successfully implement our marketing efforts, or that our talent partnerships expose us to reputational or other risks; the risk that we fail to manage key executive succession and retention and to continue to attract qualified personnel; the risks to our business, including our costs and global supply chain, associated with global sourcing and manufacturing; the risks of U.S. or foreign labor strikes, work stoppages, boycotts, port congestion, increased transportation costs due to potentially elevated fuel costs and other disruptions to our sourcing operations; the risk that our technology systems that support our e-commerce platform may not be effective or function properly; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that our franchisees and licensees could impair the value of our brands; the risk that our efforts to expand internationally may not be successful; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk of loss or theft of assets, including inventory shortage; the risk of information security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; reductions in income and cash flow from our credit card programs; the risk of foreign currency exchange rate fluctuations; the risk that our comparable sales and margins may experience fluctuations or that we may fail to meet financial market expectations; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that covenants in our indebtedness agreements may restrict or limit our business; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; evolving regulations and expectations with respect to environmental, social, and governance matters, and increased scrutiny of diversity, equity, and inclusion initiatives; the adverse impacts of climate change on our business; natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; the risk that the assumptions and estimates used when preparing our financial information, including estimates and assumptions regarding inventory valuation, income taxes and valuation allowances, sales return and bad debt allowances, deferred revenue, and the impairment of long-lived assets, are inaccurate or may change, and the resulting impact on our results of operations; the risk that changes in the geographic mix and level of income or losses, the expected or actual outcome of audits, changes in deferred tax valuation allowances, and new legislation could impact our effective tax rate, or that we may be required to pay amounts in excess of established tax liabilities; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2026, and our other filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 28, 2026. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a purpose-driven house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories, and lifestyle products for men, women and children available worldwide through company-

operated and franchise stores, and e-commerce sites. Since 1969, Gap Inc. has created products and experiences that shape culture, while doing right by employees, communities and the planet through its commitment to bridge gaps to create a better world. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Shirley Martin
Investor_relations@gap.com

Media Relations Contact:
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	May 2, 2026	May 3, 2025
ASSETS
Current assets:
Cash and cash equivalents	$2,162	$1,976
Short-term investments	399	244
Merchandise inventory	2,095	2,097
Other current assets	583	567
Total current assets	5,239	4,884
Property and equipment, net of accumulated depreciation	2,535	2,470
Operating lease assets	3,480	3,267
Other long-term assets	883	944
Total assets	$12,137	$11,565

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,298	$1,292
Accrued expenses and other current liabilities	883	841
Current portion of operating lease liabilities	631	633
Income taxes payable	89	88
Total current liabilities	2,901	2,854
Long-term liabilities:
Long-term debt	1,492	1,490
Long-term operating lease liabilities	3,519	3,363
Other long-term liabilities	570	537
Total long-term liabilities	5,581	5,390
Total stockholders’ equity	3,655	3,321
Total liabilities and stockholders’ equity	$12,137	$11,565

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended
($ and shares in millions except per share amounts)	May 2, 2026	May 3, 2025
Net sales	$3,497	$3,463
Cost of goods sold and occupancy expenses	2,080	2,015
Gross profit	1,417	1,448
Operating expenses	972	1,188
Operating income	445	260
Interest, net	(5)	(3)
Income before income taxes	450	263
Income tax expense	111	70
Net income	$339	$193
Weighted-average number of shares - basic	367	375
Weighted-average number of shares - diluted	378	382
Earnings per share - basic	$0.92	$0.51
Earnings per share - diluted	$0.90	$0.51

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	13 Weeks Ended
($ in millions)	May 2, 2026 (a)	May 3, 2025 (a)
Cash flows from operating activities:
Net income	$339	$193
Depreciation and amortization	128	121
Change in merchandise inventory	112	(18)
Change in accounts payable	(291)	(203)
Change in accrued expenses and other liabilities	(161)	(268)
Other, net	86	35
Net cash provided by (used for) operating activities	213	(140)

Cash flows from investing activities:
Purchases of property and equipment	(135)	(83)
Purchases of short-term investments	(112)	(78)
Proceeds from sales and maturities of short-term investments	98	88
Net cash used for investing activities	(149)	(73)

Cash flows from financing activities:
Proceeds from issuances under share-based compensation plans	7	6
Withholding tax payments related to vesting of stock units	(62)	(28)
Repurchases of common stock	(401)	(70)
Cash dividends paid	(63)	(61)
Net cash used for financing activities	(519)	(153)

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	—	5
Net decrease in cash, cash equivalents, and restricted cash	(455)	(361)
Cash, cash equivalents, and restricted cash at beginning of period	2,644	2,365
Cash, cash equivalents, and restricted cash at end of period	$2,189	$2,004
__________
Certain prior period amounts have been reclassified to conform to the current period presentation.
(a) For the thirteen weeks ended May 2, 2026 and May 3, 2025, total cash, cash equivalents, and restricted cash includes $27 million and $28 million, respectively, of restricted cash recorded within other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology investments as well as building and maintaining our stores and distribution centers. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	13 Weeks Ended
($ in millions)	May 2, 2026	May 3, 2025
Net cash provided by (used for) operating activities (a)	$213	$(140)
Less: Purchases of property and equipment	(135)	(83)
Free cash flow	$78	$(223)
__________
(a) For the thirteen weeks ended May 2, 2026, net cash provided by operating activities includes the impact of a gain of $313 million related to a credit card interchange fee litigation settlement, net of legal fees, and a $50 million charitable contribution made concurrently.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE FIRST QUARTER OF FISCAL YEAR 2026
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the net impact of a legal settlement and a charitable contribution. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations, and provide additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Operating Expenses	Operating Expenses as a % of Net Sales (c)	Operating Income (Loss)	Operating Margin (c)	Income Tax Expense (Benefit)	Net Income (Loss)	Earnings (Loss) per Share - Diluted (c)
($ in millions) 13 Weeks Ended May 2, 2026
GAAP metrics, as reported	$972	27.8%	$445	12.7%	$111	$339	$0.90
Adjustments for:
Gain from legal settlement (a)	313	9.0%	(313)	(9.0)%	(81)	(232)	(0.61)
Charitable contribution (b)	(50)	(1.4)%	50	1.4%	12	38	0.10
Non-GAAP metrics	$1,235	35.3%	$182	5.2%	$42	$145	$0.38
__________
(a) Represents the impact of a gain of $313 million related to a credit card interchange fee litigation settlement, net of legal fees.
(b) Represents the impact of a $50 million charitable contribution made concurrently with the net gain from legal settlement.
(c) Metrics were computed individually for each line item; therefore, the sum of the individual lines may not equal the total.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR FISCAL YEAR 2026

Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for fiscal year 2026 is provided to enhance visibility into the Company's expected underlying results for the period excluding the net impact of a legal settlement and a charitable contribution. This non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	52 Weeks Ending January 30, 2027
	Low End	High End
Expected earnings per share - diluted	$2.83	$2.93
Less: Gain from legal settlement (a)	(0.63)	(0.63)
Add: Charitable contribution (b)	0.10	0.10
Expected adjusted earnings per share - diluted	$2.30	$2.40
__________
(a) Represents the estimated earnings per share impact, calculated net of tax at the expected effective tax rate, of a gain of $313 million related to a credit card interchange fee litigation settlement during the first quarter of fiscal 2026, net of legal fees.
(b) Represents the estimated earnings per share impact, calculated net of tax at the expected effective tax rate, of a $50 million charitable contribution made concurrently with the net gain from legal settlement during the first quarter of fiscal 2026.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s first quarter fiscal year 2026 and 2025 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (b)	Total
13 Weeks Ended May 2, 2026
U.S. (a)	$1,834	$608	$375	$262	$4	$3,083
Canada	150	68	37	7	—	262
Other regions	12	120	19	1	—	152
Total	$1,996	$796	$431	$270	$4	$3,497

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (b)	Total
13 Weeks Ended May 3, 2025
U.S. (a)	$1,826	$545	$373	$299	$22	$3,065
Canada	140	61	35	8	—	244
Other regions	15	118	20	1	—	154
Total	$1,981	$724	$428	$308	$22	$3,463
__________
(a) U.S. includes the United States and Puerto Rico.
(b) Primarily consists of net sales from revenue-generating strategic initiatives.

The Gap, Inc.
REAL ESTATE

Store count, net openings/closings, and square footage for our company-operated stores are as follows:

	January 31, 2026	13 Weeks Ended May 2, 2026	May 2, 2026
	Number of Store Locations	Net Number of Stores Opened/(Closed)	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,242	(1)	1,241	19.6
Gap North America	459	—	459	4.9
Gap Asia	123	5	128	1.1
Banana Republic North America	358	(4)	354	2.9
Banana Republic Asia	40	3	43	0.1
Athleta North America	252	—	252	1.0
Company-operated stores total	2,474	3	2,477	29.6
__________
As of May 2, 2026, the Company's franchise partners operated approximately 1,000 franchise stores.